Exhibit T3A.21

Number

325288

DUPLICATE FOR THE FILE

Certificate of Incorporation

I hereby certify that

STARTVILLE LIMITED

is this day incorporated under
the Companies Acts 1963 to 1999
and that the company is limited.

Given under my hand at Dublin, this
Friday, the 7th day of April, 2000

for Registrar of Companies

Certificate handed to/posted to:* *Inter Company Comparisons Ltd*
17, Dame Street,
Dublin 2.

Signed: Stacey Rolls *Date:* 11/4/00

**Delete as appropriate*

CTC325288

CTS2479647